Exhibit 99.1

Blue Owl Capital Inc. Announces Redemption of Public Warrants

NEW YORK, NY, July 18, 2022 – Blue Owl Capital Inc. (NYSE: OWL) (“Blue Owl” or the “Company”) today announced that the Company will redeem all of the outstanding redeemable warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), pursuant to the Amended and Restated Warrant Agreement, dated May 19, 2021 (the “Warrant Agreement”), by and between the Company and Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”), for a redemption price of $0.10 per Public Warrant (the “Redemption Price”), that remain outstanding at 5:00 p.m. New York City time on August 18, 2022 (the “Redemption Date”).

Under the terms of the Warrant Agreement, the Company is entitled to redeem all of the outstanding Public Warrants if the last sale price of the Class A Shares has been at least $10.00 per share on the trading day prior to the date on which a notice of redemption is given. This share price performance target has been met. At the direction of the Company, the Warrant Agent is delivering a notice of redemption to each of the registered holders of the outstanding Public Warrants. Certain warrants to purchase Class A Shares that were issued in a private placement (the “Private Placement Warrants” and, together with Public Warrants, the “Warrants”) are not subject to redemption under the Warrant Agreement and may remain outstanding following the redemption. Following the Redemption Date, the Warrants are expected to be delisted from the New York Stock Exchange.

In accordance with the Warrant Agreement, upon delivery of the notice of redemption, the Public Warrants may be exercised either for cash or on a “cashless basis.” Accordingly, holders may continue to exercise Public Warrants and receive Class A Shares in exchange for payment in cash of the $11.50 per warrant exercise price. Alternatively, a holder may surrender Public Warrants for a certain number of Class A Shares (such fraction determined by reference to the Warrant Agreement and described in the notice of redemption) that such holder would have been entitled to receive upon a cash exercise of a Public Warrant. Holders of Public Warrants that elect a “make-whole” cashless exercise of the Public Warrants will receive 0.239 Class A Shares for each Public Warrant surrendered for exercise. The exercise procedures are described in further detail in the notice of redemption and the election to purchase included therein.

The number of Class A Shares that each exercising warrant holder will receive by virtue of the make-whole cashless exercise (instead of paying the $11.50 per share cash exercise price) was calculated in accordance with the terms of the Warrant Agreement based on the fair market value of the Class A Shares and the length of time to the applicable expiration of the Public Warrants. If any holder of Public Warrants would, after taking into account all of such holder’s Public Warrants exercised at one time, be entitled to receive a fractional interest in a share of Class A Shares, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

None of Blue Owl, its board of directors or employees has made or is making any representation or recommendation to any holder of the Public Warrants as to whether to exercise, whether on a cash or cashless basis, or refrain from exercising any Public Warrants.

Termination of Public Warrant Rights

Any Public Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders will have no rights with respect to those Public Warrants, except to receive the Redemption Price.

How to Redeem

Issuance of the Class A Shares underlying the Public Warrants has been registered by Blue Owl under the Securities Act of 1933, as amended, and is covered by a registration statement filed on Form S-4 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-251866). Exercise of Public Warrants held in “street name” should be directed through the broker of the warrant holder. In addition to the broker, questions may also be directed to Computershare Trust Company, N.A., 150 Royall Street Suite 1600, Canton, MA 02021

(for overnight delivery) or PO Box 43011, Providence, RI 02940-3011 (for regular delivery), or by telephone at (866) 690-8162 (for toll free) or +1 (781) 575-4019 (for international). Questions may also be directed to the Company’s information agent, Georgeson LLC, by mail at 1290 Avenue of the Americas, 9th Floor, New York, NY, 10104, or by telephone at 800-561-3947.

Additional information can be found on the Investor Resources section of Blue Owl’s website at www.blueowl.com.

About Blue Owl Capital Inc.

Blue Owl is a global alternative asset manager with $102.0 billion of assets under management as of March 31, 2022. Anchored by a strong permanent capital base, the firm deploys private capital across Direct Lending, GP Capital Solutions and Real Estate strategies on behalf of Institutional and Private Wealth clients. Blue Owl’s flexible, consultative approach helps position the firm as a partner of choice for businesses seeking capital solutions to support their sustained growth. The firm’s management team is comprised of seasoned investment professionals with more than 25 years of experience building alternative investment businesses. Blue Owl employs over 400 people across 10 offices globally.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or the Company’s future performance or financial condition. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These statements are not guarantees of future performance, condition or results and involve a number of risks, assumptions and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Any such forward-looking statements are made pursuant to the safe harbor provisions available under applicable securities laws and speak only as of the date of this press release. Blue Owl undertakes no duty to update any forward-looking statements made herein.

Investor Contact

Ann Dai

Head of Investor Relations

owlir@blueowl.com

Media Contact

Prosek Partners

David Wells / Nick Theccanat

Pro-blueowl@prosek.com